SECOND AMENDMENT TO LOAN AGREEMENT


     THIS SECOND AMENDMENT TO LOAN AGREEMENT (hereinafter called the "Second Amendment") executed as of the 30th day of June, 1996, by and among MALLON OIL COMPANY, a Colorado corporation (hereinafter referred to as "Borrower"), MALLON RESOURCES CORPORATION, a Colorado corporation (hereinafter referred to as the "Guarantor") and BANK ONE, TEXAS, N.A., a national banking association (hereinafter referred to as "Bank").

                       W I T N E S S E T H:

    WHEREAS, Borrower, Guarantor and Bank entered into a Loan
Agreement dated as of March 20, 1996 (the "Loan Agreement") under the terms of which Bank agreed to provide a revolving loan facility to Borrower; and

    WHEREAS, Borrower, Guarantor and Bank entered into a First
Amendment to Loan Agreement dated as of April 1, 1996; and

    WHEREAS, Borrower, Guarantor and Bank have agreed to make certain changes to the Loan Agreement.

    NOW, THEREFORE, the parties hereby agree to amend the Loan
Agreement as follows:

    Unless otherwise defined herein, all defined terms used herein shall have the same meaning ascribed to such terms in the Loan Agreement.

    Section 1 of the Loan Agreement is hereby amended in the following respects:

    A new definition of "Stock Offering" is hereby added to
Section 1 as follows:

    "'Stock Offering' shall mean a proposed public offering by the Guarantor of approximately $12,000,000 worth of Guarantor's
Common Stock."

    Section 2(b) of the Loan Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

    "(b)	Advance Line of Credit.  On the terms
and conditions hereinafter set forth, the Bank agrees to make Advances to Borrower from time to time during the period beginning on the Effective Date and ending on the Advance Loan Maturity Date in such amounts as Borrower may request up to the aggregate amount of $2,000,000.00 (the "Advance Line of Credit"). Except as set forth hereinbelow, (i) Advances under the Advance Line of Credit shall be used solely for the Drilling Program and
(ii) the maximum amount that may be advanced for any well in the Drilling Program shall be limited to the lesser of 80% of (A) the Approved AFE for such well, or (B) the actual cost to Borrower of such well and (iii) once repaid, amounts may not be reborrowed hereunder. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred that may, with notice, be an Event of Default. Each Advance under the Advance Line of Credit shall be an aggregate amount of at least $25,000.00.

    The parties hereto have agreed that on or after the Effective Date of the Second Amendment, the Bank shall make a one-time Advance in the form of a $2,000,000 bridge loan (the "Bridge Loan") under the Advance Line of Credit. The $2,000,000 Advance under the Bridge Loan shall be used by the Borrower to retire a portion of the Revolving Commitment and to bridge the Stock Offering. Interest on the Bridge Loan shall be due and payable on the last day of each month, beginning August 31, 1996. Principal of the Bridge Loan shall be due and payable on the earlier of (i) completion and funding of the Stock Offering or
(ii) December 31, 1996. Once repaid, amounts may not be reborrowed on the Bridge Loan."

    Section 12 of the Loan Agreement is hereby amended by the addition of a new Subsection "(u)" as follows:

    "(u) Use of Proceeds of Stock Offering. The first $3,000,000 of proceeds from the Stock Offering by Guarantor shall be contributed by Guarantor to the Borrower for the purpose of Borrower using such funds to repay the principal of the Bridge Loan in full and to reduce the principal balance outstanding on the Revolving Note. After application of the $3,000,000 as aforesaid, the remaining balance, or any part thereof, of the proceeds of the Stock Offering may be used by Guarantor to redeem its Series A Convertible Preferred Stock pursuant to the provisions hereof. No other cash from any other source may be used by Guarantor for such redemption."

    Section 13(e) of the Loan Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

    "(e) Minimum Tangible Net Worth. Borrower and Guarantor will not suffer or permit their consolidated Tangible Net Worth to ever be less than the greater of (i) the sum of $10,500,000 plus ninety percent (90%) of the net proceeds (after direct cost thereof) from the Stock Offering and from an equity offering by Laguna Gold Company (the "Laguna Offering"), or (ii) Borrower's and Guarantor's Tangible Net Worth calculated in accordance with GAAP after giving effect to the Stock Offering, the Laguna Offering and the redemption of Borrower's Series A Convertible Preferred Stock minus $2,500,000."

    The Borrower and the Guarantor have requested a one-time waiver of the provisions of Section 13(h) of the Loan Agreement to allow the Guarantor to redeem its Series A Convertible Preferred Stock. Subject to the satisfaction of the following conditions precedent, the Bank hereby consents to the redemption of by the Guarantor of all of the Series A Convertible Preferred Stock and waives any default that may occur pursuant to Section 13(h) of the Loan Agreement as a result of such redemption:

    completion and funding of the Stock Offering;

        use of the net proceeds of the Stock Offering to effect such redemption; and

        a redemption price not in excess of the net carrying value of the Series A Convertible Preferred Stock on the books of the Guarantor as determined in accordance with GAAP; and

        no Event of Default has occurred and is continuing or would occur as a result of the redemption of such stock.

    As of the Effective Date, the Borrowing Base shall be $8,820,000 until redetermined pursuant to the provisions of the Loan Agreement. The Monthly Commitment Reduction shall be zero dollars beginning July 31, 1996 and continuing through and including January 30, 1997 and, effective January 31, 1997, shall be increased to $130,000 per month until redetermined pursuant to the provisions of the Loan Agreement.

    This Second Amendment shall be effective as of the date first above written (the "Effective Date").

    The obligation of the Bank under this Second Amendment shall be subject to the following conditions precedent:

    Execution and Delivery. Borrower and Guarantor shall have executed and delivered to the Bank this Second Amendment and other required documents, all in form and substance satisfactory to the Bank;

    Corporate Resolutions. Bank shall have received appropriate certified corporate resolutions for Borrower and Guarantor;

    Other Documents. The Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Bank; and

    Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to special counsel for the Bank retained at the expense of Borrower.

    Except to the extent its provisions are specifically amended, modified or superseded by this Second Amendment, the representations, warranties and affirmative and negative covenants of the Borrower contained in the Loan Agreement are incorporated herein by reference for all purposes as if copied herein in full. Borrower and Guarantor hereby restate and reaffirm each and every term and provision of the Loan Agreement, including, without limitation, all representations, warranties and affirmative and negative covenants.

    Borrower and Guarantor hereby represent and warrant that all factual information heretofore and contemporaneously furnished by or on behalf of Borrower and Guarantor to Bank for purposes of or in connection with this Second Amendment does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading. Each of the foregoing representations and warranties shall constitute a representation and warranty of Borrower and Guarantor made under the Loan Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time given. Each of the representations and warranties made under the Loan Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Second Amendment or any investigation by Bank.

    Borrower and Guarantor agree to indemnify and hold harmless the Bank and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel) ("Claim") incurred by the Bank in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower and Guarantor to the Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loan and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Note, provided that neither the Borrower nor the Guarantor shall have any obligation under this Section 13 to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower and Guarantor of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's and/or Guarantor's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. Borrower and Guarantor may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 13 TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

    WRITTEN LOAN AGREEMENT. THE LOAN AGREEMENT, AS AMENDED BY THIS SECOND AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

    The Guarantor hereby consents to the execution thereof by the Borrower and reaffirms its guaranty of all of the obligations of Borrower to Bank.

    IN WITNESS WHEREOF, the parties have caused this Second
Amendment to Loan Agreement to be duly executed as of the date first above written.

                                 BORROWER:
                                 ________

                                 MALLON OIL COMPANY
                                 a Colorado corporation


                                 By:____________________________
                                 Kevin M. Fitzgerald,
                                 President


                                 GUARANTOR:
                                 _________

                                 MALLON RESOURCES CORPORATION,
                                 a Colorado corporation


                                 By:___________________________
                                 Name:_________________________
                                 Title:________________________


                                 BANK:
                                 ____

                                 BANK ONE, TEXAS, N.A.,
                                 a national banking association


                                 By: _________________________
                                     Reed V Thompson,
                                     Vice President